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                                                                      Exhibit 99


                                FIRST AMENDMENT
                               TO THE MBIA INC.
                             1987 STOCK OPTION PLAN


          WHEREAS, MBIA Inc. (the "Company") maintains the MBIA Inc. 1987 Stock Option Plan (the "Plan");

          WHEREAS, pursuant to Section 17 of the Plan, the Company has reserved the right to amend the Plan; and

          WHEREAS, the Company desires to amend the Plan;

          NOW, THEREFORE, the Plan is amended effective as of June 1, 1995 as follows:

          1.   Section 3(a) of the Plan is amended to read as follows:

               Subject to adjustment as provided in Section 14 below, the aggregate number of shares of Common Stock to be delivered upon exercise of all Options granted under the Plan shall not exceed 4,753,011 shares.

          2. Section 6(d) of the Plan is amended to delete the second sentence thereof, and to add a new second sentence thereof, to read as follows:

       There shall be no limitation on the number of shares of Common Stock which an Optionee may be granted to purchase, except that no Optionee may be granted an Option to purchase shares of Common Stock in excess of (i)
                                                                             -
       500,000 shares within any 12 month period (subject to adjustment as provided in Section 14 below) or (ii) the number of shares remaining
                                         --
       available for Option grants under the Plan.


          IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized officers this 6th day of August, 1997.


ATTEST                                       MBIA INC.


By: /s/  Louis G. Lenzi                      By: /s/  Richard L. Weill
   ------------------------------                ------------------------------
         Secretary                                    President